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                                                                     Exhibit 4.3
                                                                     -----------


                       TERMINATION AND RELEASE AGREEMENT

     This Termination and Release Agreement (the "TERMINATION AGREEMENT") is entered into as of May 17, 2000, by and among Electric Fuel Corporation, a company incorporated under the laws of Delaware, with principal offices at Western Industrial Zone, P.O. Box 641, Bet Shemesh 99000, Israel ("EFC"), Tadiran Limited, a company incorporated under the laws of the State of Israel, with principal offices at [_______] ("TADIRAN"), Tadiran Batteries Limited, a company incorporated under the laws of the State of Israel, with principal offices at [_______] ("TADIRAN BATTERIES"), Tadiran Electric Industries Corporation, a company incorporated under the laws of the State of [___], with principal offices at [_______] ("TEI"), Koor Industries Ltd., a company incorporated under the laws of the State of Israel, with principal offices at Beit Platinum, Ha'arbaah 21 Street, Tel Aviv, Israel ("KOOR"), Robert S. Ehrlich and Yehuda Harats


WITNESSETH

WHEREAS EFC, Tadiran, Tadiran Batteries and TEI are parties to a Share and Assets Purchase Agreement (the "MERGER AGREEMENT"), dated as of March 15, 2000, which is attached as SCHEDULE "A" hereto; and

WHEREAS EFC and Koor are parties to a Common Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of March 15, 2000, which is attached as SCHEDULE "B" hereto; and

WHEREAS Robert S. Ehrlich, Yehuda Harats, Koor and Tadiran are parties to a Voting Rights Agreement (the "VOTING AGREEMENT"), dated as of March 15, 2000, which is attached as SCHEDULE "C" hereto; and

WHEREAS   EFC, Tadiran and Koor are parties to a Registration Rights
          Agreement (the "REGISTRATION AGREEMENT"), dated as of March 15, 2000, which is attached as SCHEDULE "D" hereto; and

WHEREAS the parties wish to terminate and revoke the Merger Agreement and the Voting Agreement and make certain changes to the provisions of the Purchase Agreement and the Registration Agreement, all in accordance with the terms set forth below

     NOW, THEREFORE, for value received herein, the parties hereby agree as follows:

Termination of the Merger Agreement and the Voting Agreement: Reference is made to the New Purchase Agreement (as such term is defined in Section 0 below). The term "Closing" as used herein shall have the same meaning ascribed to such a term in the New Purchase Agreement. As of and subject to the Closing of the transactions contemplated under the New Purchase Agreement, the Merger Agreement and the
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Voting Agreement (collectively, the "Agreements") shall be terminated by mutual consent (which is hereby given) of all of the parties thereto, shall be of no legal force and effect and shall not bind any of the parties thereto with respect to any representations, warranties, covenants or actions to be taken by each such party pursuant to such Agreements. As of the Closing every party to the Agreements does hereby release, acquit and forever discharge each of the other parties to the Agreements from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations relating to such Agreements.

     Amendment of the Purchase Agreement and the Registration Agreement: As of and subject to the Closing, the provisions of the Purchase Agreement and the Registration Agreement shall be amended and replaced with the purchase agreement (the "New Purchase Agreement") and the registration agreement (collectively, the "New Agreements") attached hereto as Schedules 2A and 2B. The parties agree that as of the Closing the terms of the New Agreements supercede and revoke the terms of the Purchase Agreement and the Registration Agreement and, without derogation from the terms of the New Agreements which shall be in full force and effect, release, acquit and forever discharge each of the other parties to the Purchase Agreement and the Registration Agreement from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations relating to such agreements.

     Amendments, Waivers, Etc. This Termination Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the entering into and delivery of a written agreement entered into by the parties hereto.

     Effect: This Termination Agreement shall enter into effect upon the Closing of the New Purchase Agreement and the consummation of the Offering (as such a term is defined in the New Purchase Agreement) thereunder.

Notices. For purposes of this Termination Agreement, the addresses of the parties shall be as set forth in the New Agreements.

     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Termination Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     This Termination Agreement may be entered into in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

     Governing Law. This Termination Agreement shall be governed and construed in accordance with the laws of the State of Israel, without giving effect to the principles of conflicts of law thereof.
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IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be duly signed on May 17, 2000.

Electric Fuel      Tadiran Electric      Tadiran Limited      Tadiran Batteries
Corporation        Industries                                 Limited
                   Corporation
By:_________       By:_______            By:_______           By:_______

Koor Industries    Robert S. Ehrlich     Yehuda Harats
Ltd.
By: ________       __________            __________